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                                                                     EXHIBIT 5.2

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201
                                                 Employer Identification Number:
Date:  JUL 16 1997                                    93-0883272
                                                 DLN:
                                                      917058006
NORAM TELECOMMUNICATIONS, INC.                   Person to Contact:
15701 SE 135TH                                        NAN CHYO
CLACKAMAS, OR 97015                              Contact Telephone Number:
                                                      (213) 725-2531
                                                 Plan Name:
                                                   STOCK OWNERSHIP PLAN OF NORAM
                                                   TELECOMMUNICATIONS, INC
                                                 Plan Number: 001


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated 062397. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the plan adopted on 121796.

     This plan satisfies the requirements of Code section 4975(e)(7).

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a) (4)-1(b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those
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                                      -2-

NORAM TELECOMMUNICATIONS, INC.


benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a) (26).

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,

                                   /s/ [ILLEGIBLE]

                                   District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans